This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Notes in any country or jurisdiction where such an offer would not be permitted.

Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM,  Series 1
●	Approximate 15 month term if not called prior to maturity.
●	Payments on the Notes will depend on the individual performance of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1 (each an “Underlying”).
●
Contingent coupon rate of 6.40% per annum (0.53334% per month) payable monthly if the Observation Value of each Underlying on the applicable Observation Date is greater than or equal to 75% of its Starting Value.

●
Beginning in May 2022, automatically callable monthly for an amount equal to the principal amount plus the relevant contingent coupon if the Observation Value of each Underlying is greater than or equal to its Starting Value on any Observation Date (other than the final Observation Date).

●
Assuming the Notes are not called prior to maturity, if any Underlying declines by more than 25% from its Starting Value on any trading day during the Knock-In Period and the Ending Value of the Least Performing Underlying is less than its Starting Value, at maturity your investment will be subject to a 1:1 downside, with up to 100% of the principal at risk; otherwise, at maturity investors will receive the principal amount. At maturity you will also receive the final contingent coupon if the Observation Value of each Underlying on the final Observation Date is greater than or equal to 75% of its Starting Value.

●	The “Knock-In Period” will be the period from the pricing date to and including the Valuation Date.
●	All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance”) and Bank of America Corporation (“BAC” or the “Guarantor”).
●	The Notes are expected to price on November 5, 2021, expected to issue on November 10, 2021 and expected to mature on February 9, 2023.
●	The Notes will not be listed on any securities exchange.
●	CUSIP No. 09709UUW6.

The initial estimated value of the Notes as of the pricing date is expected to be between $920.00 and $970.00 per $1,000 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-21 of this pricing supplement for additional information.
Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined on page PS-26) is truthful or complete. Any representation to the contrary is a criminal offense.
	Public offering price(1)	Underwriting discount(1)(2)(3)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$15.00	$985.00
Total
(1)	Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $985.00 per $1,000 in principal amount of Notes.
(2)	The underwriting discount per $1,000 in principal amount of Notes may be as high as $15.00, resulting in proceeds, before expenses, to BofA Finance of as low as $985.00 per $1,000 in principal amount of Notes.
(3)	In addition to the underwriting discount above, an affiliate of BofA Finance will pay a referral fee of up to $7.50 per $1,000 in principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

The Notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Terms of the Notes

The Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1 (the “Notes”) provide a monthly Contingent Coupon Payment of $5.3334 on the applicable Contingent Payment Date if, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier. Beginning in May 2022, if the Observation Value of each Underlying is greater than or equal to its Call Value on any Observation Date (other than the final Observation Date), the Notes will be automatically called, in whole but not in part, at 100% of the principal amount, together with the relevant Contingent Coupon Payment. No further amounts will be payable following an Automatic Call. If the Notes are not automatically called prior to maturity, a Knock-In Event has occurred, and the Ending Value of the Lease Performing Underlying is less than its Starting Value, there is full exposure to declines in the Least Performing Underlying, and you will lose a significant portion or all of your investment in the Notes. If a Knock-In Event has not occurred, or if a Knock-In Event has occurred and the Ending Value of the Least Performing Underlying is equal to or greater than its Starting Value, at maturity you will receive the principal amount. At maturity you will also receive the final Contingent Coupon Payment if the Observation Value of each Underlying on the final Observation Date is greater than or equal to its Coupon Barrier. The Notes are not traditional debt securities and it is possible that the Notes will not pay any Contingent Coupon Payments, and you may lose a significant portion or all of your principal amount at maturity. Any payments on the Notes will be calculated based on $1,000 in principal amount of Notes and will depend on the performance of the Underlyings, subject to our and BAC’s credit risk.

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000 and whole multiples of $1,000 in excess thereof.
Term:	Approximately 15 months, unless previously automatically called.
Underlyings:	The SPDR® S&P 500® ETF Trust (Bloomberg symbol: “SPY”) and the Invesco QQQ TrustSM, Series 1 (Bloomberg symbol: “QQQ”).
Pricing Date*:	November 5, 2021
Issue Date*:	November 10, 2021
Valuation Date*:	February 6, 2023, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date*:	February 9, 2023
Starting Value:	With respect to each Underlying, its Closing Market Price on the pricing date.
Observation Value:	With respect to each Underlying, its Closing Market Price on the applicable Observation Date multiplied by its Price Multiplier, as determined by the calculation agent.
Call Value:	With respect to each Underlying, 100% of its Starting Value.
Ending Value:	With respect to each Underlying, its Observation Value on the Valuation Date.
Price Multiplier:	With respect to each Underlying, 1, subject to adjustment for certain events as described under “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-27 of the accompanying product supplement.
Coupon Barrier:	With respect to each Underlying, 75% of its Starting Value.
Threshold Value:	With respect to each Underlying, 75% of its Starting Value.
Knock-In Event:	The Closing Market Price of any Underlying falls below its Threshold Value on any Trading Day during the Knock-In Period.
Knock-In Period:	The period from the pricing date to and including the Valuation Date, excluding any date or dates that the calculation agent determines is not a Trading Day with respect to any Underlying.
Contingent Coupon Payment:	If, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of $5.3334 per $1,000 in principal amount of Notes (equal to a rate of 0.53334% per month or 6.40% per annum) on the applicable Contingent Payment Date (including the Maturity Date).
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-2

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Automatic Call:	Beginning in May 2022, all (but not less than all) of the Notes will be automatically called if the Observation Value of each Underlying is greater than or equal to its Call Value on any Observation Date (other than the final Observation Date). If the Notes are automatically called, the Early Redemption Amount will be paid on the applicable Contingent Payment Date. No further amounts will be payable following an Automatic Call.
Early Redemption Amount:	For each $1,000 in principal amount of Notes, $1,000 plus the applicable Contingent Coupon Payment.
Redemption Amount:

If the Notes have not been automatically called prior to maturity, the Redemption Amount per $1,000 in principal amount of Notes will be:

a) If a Knock-In Event does not occur during the Knock-In Period, or if a Knock-In Event occurs during the Knock-In Period and the Ending Value of the Least Performing Underlying is greater than or equal to its Starting Value:

$1,000; or

b) If a Knock-In Event occurs during the Knock-In Period and the Ending Value of the Least Performing Underlying is less than its Starting Value:

In this case, the Redemption Amount will be less than the principal amount and could be zero.

The Redemption Amount will also include the final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its Coupon Barrier.

Observation Dates*:	As set forth on page PS-4.
Contingent Payment Dates*:	As set forth on page PS-4.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09709UUW6
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:	If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities—Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third trading day prior to the date of acceleration. We will also determine whether the final Contingent Coupon Payment is payable based upon the prices of the Underlyings on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.
*Subject to change
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-3

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Observation Dates and Contingent Payment Dates

Observation Dates*	Contingent Payment Dates
December 6, 2021	December 9, 2021
January 5, 2022	January 10, 2022
February 7, 2022	February 10, 2022
March 7, 2022	March 10, 2022
April 5, 2022	April 8, 2022
May 5, 2022	May 10, 2022
June 6, 2022	June 9, 2022
July 5, 2022	July 8, 2022
August 5, 2022	August 10, 2022
September 6, 2022	September 9, 2022
October 5, 2022	October 11, 2022
November 7, 2022	November 10, 2022
December 5, 2022	December 8, 2022
January 5, 2023	January 10, 2023
February 6, 2023 (the “Valuation Date”)	February 9, 2023 (the “Maturity Date”)

* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-22 of the accompanying product supplement.

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, the referral fee, and the hedging related charges described below (see “Risk Factors” beginning on page PS-8), will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value range of the Notes as of the date of this pricing supplement is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the Notes as of the pricing date. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-21.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-4

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Contingent Coupon Payment and Redemption Amount Determination

On each Contingent Payment Date, you may receive a Contingent Coupon Payment per $1,000 in principal amount of Notes determined as follows:

Assuming the Notes have not been automatically called, on the Maturity Date, you will receive a cash payment per $1,000 in principal amount of Notes determined as follows:

Did a Knock-In Event occur?
Yes
No
Is the Ending Value of the Least Performing Underlying greater than or equal to its Starting Value?
You will receive:
$1,000
Yes
No
You will receive:
$1,000
You will receive:
$1,000 + [$1,000 × Underlying Return of the Least Performing Underlying]
In this case, the Redemption Amount will be less than the principal amount and could be zero.
The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its Coupon Barrier.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-5

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Total Contingent Coupon Payment Examples

The table below illustrates the hypothetical total Contingent Coupon Payments per $1,000 in principal amount of Notes over the term of the Notes, based on the Contingent Coupon Payment of $5.3334, depending on how many Contingent Coupon Payments are payable prior to an Automatic Call or maturity. Depending on the performance of the Underlyings, you may not receive any Contingent Coupon Payments during the term of the Notes.

Number of Contingent Coupon Payments	Total Contingent Coupon Payments
0	$0.00
4	$21.3336
8	$42.6672
12	$64.0008
14	$74.6676
15	$80.0010
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-6

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Hypothetical Payout Profile and Examples of Payments at Maturity

Contingent Income Auto-Callable Yield Notes Table

The following table is for purposes of illustration only. It assumes the Notes have not been automatically called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Coupon Barrier of 75 for the Least Performing Underlying, a hypothetical Threshold Value of 75 for the Least Performing Underlying, the Contingent Coupon Payment of $5.00 per $1,000 in principal amount of Notes and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Observation Values and Ending Values of the Underlyings, whether the Notes are automatically called prior to maturity, whether a Knock-In Event has occurred and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.

For recent actual levels of the Underlyings, see “The Underlyings” section below. Each Underlying is a price return index and as such its Ending Value will not include any income generated by dividends paid on the stocks included in that Underlying, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including any final Contingent Coupon Payment), assuming a Knock-In Event has not occurred	Return on the Notes, assuming a Knock-In Event has not occurred(1)	Redemption Amount per Note (including any final Contingent Coupon Payment), assuming a Knock-In Event has occurred	Return on the Notes, assuming a Knock-In Event has occurred(1)
160.00	60.00%	$1,005.3334(2)	0.53334%	$1,005.3334	0.53334%
150.00	50.00%	$1,005.3334	0.53334%	$1,005.3334	0.53334%
140.00	40.00%	$1,005.3334	0.53334%	$1,005.3334	0.53334%
130.00	30.00%	$1,005.3334	0.53334%	$1,005.3334	0.53334%
120.00	20.00%	$1,005.3334	0.53334%	$1,005.3334	0.53334%
110.00	10.00%	$1,005.3334	0.53334%	$1,005.3334	0.53334%
105.00	5.00%	$1,005.3334	0.53334%	$1,005.3334	0.53334%
102.00	2.00%	$1,005.3334	0.53334%	$1,005.3334	0.53334%
100.00(3)	0.00%	$1,005.3334	0.53334%	$1,005.3334	0.53334%
90.00	-10.00%	$1,005.3334	0.53334%	$905.3334	-9.46666%
80.00	-20.00%	$1,005.3334	0.53334%	$805.3334	-19.46666%
75.00(3)	-25.00%	$1,005.3334	0.53334%	$755.3334	-24.46666%
74.99	-25.01%	N/A	N/A	$749.9000	-25.01000%
70.00	-30.00%	N/A	N/A	$700.0000	-30.00000%
50.00	-50.00%	N/A	N/A	$500.0000	-50.00000%
0.00	-100.00%	N/A	N/A	$0.0000	-100.00000%

(1)	The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity.
(2)	This amount represents the sum of the principal amount and the final Contingent Coupon Payment.
(3)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only and does not represent a likely Starting Value for any Underlying.
(4)	This is the hypothetical Coupon Barrier and Threshold Value of the Least Performing Underlying.
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-7

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-26 below.

Structure-related Risks

•	Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity, a Knock-In Event has occurred and the Ending Value of any Underlying is less than its Starting Value, at maturity you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your principal amount in the Notes.
•	Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Automatic Call will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value of any Underlying exceeds its Starting Value. In contrast, a direct investment in one or more of the Underlyings or in the securities or assets included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their values. Thus, any return on the Notes will not reflect the return you would realize if you actually owned those securities or assets and received the dividends paid or distributions made on them.
•	The Notes are subject to a potential Automatic Call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. The Notes are subject to a potential Automatic Call. Beginning in May 2022, the Notes will be automatically called if, on any Observation Date (other than the final Observation Date), the Observation Value of each Underlying is greater than or equal to its Call Value. If the Notes are automatically called, you will be entitled to receive the principal amount and the Contingent Coupon Payment with respect to the applicable Observation Date. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Automatic Call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.
•	You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of any Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date. If the Observation Value of any Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.
•	The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect the prices of the Underlyings other than on the Observation Dates. The prices of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Early Redemption Amount or the Redemption Amount, as applicable, by comparing only the Call Value, the Coupon Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying. No other prices of the Underlyings will be taken into account. As a result, if the Notes are not automatically called prior to maturity, and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the price of each Underlying was always above its Threshold Value prior to the Valuation Date.
•	Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose a significant portion or all of your principal amount even if the Observation Value or Ending Value of one Underlying is always greater than or equal to its Coupon Barrier or Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlyings, and a change in the price of one Underlying may not correlate with changes in the price of the other Underlying(s). The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the price of one Underlying could be offset to some extent by the appreciation in the price of the other Underlying(s). In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the price of one Underlying would not be offset by any appreciation in the price of the other Underlying(s). Even if the Observation Value of an Underlying is at or above its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment with respect to that Observation Date if the Observation Value of another Underlying is below its Coupon Barrier on that day.Even if the Closing Market Price of one Underlying is at or above its Threshold Value on every trading day during the Knock-In Period, a Knock-In Event will occur if the Closing Market Price of the other Underlying is below its Threshold Value on any trading day during the Knock-In Period. The Redemption Amount will be determined by reference as to
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-8

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

whether a Knock-In Event has occurred and the Underlying Return of the Least Performing Underlying, but the Least Performing Underlying may not necessarily be the same Underlying which triggered the Knock-In Event. Lastly, assuming a Knock-In Event has occurred, even if the Ending Value of one Underlying is at or above its Starting Value, you will receive less than the principal amount and may lose some or all of your principal if the Ending Value of the other Underlying is below its Starting Value.

•	The Knock-In Period will be the period from but excluding the pricing date to and including the Valuation Date. The Redemption Amount will be determined, in part, by reference as to whether a Knock-In Event has occurred. If a Knock-In Event occurs and the Ending Value of the Least Performing Underlying is less than its Starting Value, the Redemption Amount will be less than the principal amount and you will lose some or all of your principal. Since the Knock-In Period for the Notes encompasses the entire tenor of the Notes, you will have a greater number of opportunities for a Knock-In Event to occur, therefore exposing you to a loss of principal, than similar Notes which have a shorter Knock-In Period.
•	Any payment on the Notes is subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the Early Redemption Amount or the Redemption Amount at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable Contingent Payment Date or the Maturity Date, regardless of the Ending Value of the Least Performing Underlying as compared to its Starting Value.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Notes may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•	We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore our ability to make payments on the Notes may be limited.

Valuation-and Market-related Risks

•	The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, the referral fee, and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.
•	The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.
•	We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

•	Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares of the Underlyings or the securities or assets held by or included in the Underlyings, or futures or options contracts on the Underlyings or those securities or assets, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities or assets. While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to
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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

time own the Underlyings or the securities represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the value of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may affect the value of the Underlyings. Consequently, the value of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also expect to engage in hedging activities that could affect the value of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the value of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.

•	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

•	The Notes are subject to risks associated with foreign securities markets. The Nasdaq-100® Index, which is the QQQ’s underlying index, includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Nasdaq-100® Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
•	The anti-dilution adjustments will be limited. The calculation agent may adjust the applicable Price Multipliers of the Underlyings and other terms of the Notes to reflect certain corporate actions by the Underlyings, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the Underlyings and will have broad discretion to determine whether and to what extent an adjustment is required.
•	The sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its prices, and the sponsor or investment advisor has no obligation to consider your interests. The sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.
•	The performance of an Underlying may not correlate with the performance of its underlying index as well as the net asset value per share of the Underlying, especially during periods of market volatility. The performance of an Underlying and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and its underlying index, or other circumstances. This
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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Underlying may differ from its net asset value per share; shares of the Underlying may trade at, above, or below its net asset value per share. During periods of market volatility, securities held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.

Tax-related Risks

•	The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.
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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of SSGA Funds Management, Inc. (“SSGA”), the investment advisor of the SPY, and Invesco Capital Management LLC (“Invesco”), the investment advisor of the QQQ. We refer to SSGA and Invesco as the “Investment Advisors.” The Investment Advisors, which license the copyright and all other rights to the Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of an Investment Advisor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs—Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust is a unit investment trust that issues securities called “trust units” or “units.” The SPY is organized under New York law and is governed by an amended and restated trust agreement between State Street Bank and Trust Company (the “Trustee”) and PDR Services LLC (the “Sponsor”), dated as of January 1, 2004 and effective as of January 27, 2004, as amended (the “Trust Agreement”). The SPY is an investment company registered under the Investment Company Act of 1940, as amended. The SPY commenced operations on January 22, 1993. The units of the SPDR® S&P 500® ETF Trust trade on the NYSE Arca under the symbol “SPY.”

A trust unit represents an undivided ownership interest in a portfolio consisting of all of the common stocks of its underlying index, the S&P 500® Index. The SPY intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The expenses of the SPY are accrued daily and reflected in the net asset value of the SPY. After reflecting waivers (including earnings credits as a result of uninvested cash balances of the SPY), the SPY currently is accruing ordinary operating expenses at an annual rate of 0.0945%.

The units of the SPY are registered under the Exchange Act. Accordingly, information filed with the SEC relating to the SPY, including its periodic financial reports, may be found on the SEC website.

The S&P 500® Index

The S&P 500® Index (the “SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

Company additions to the SPX must have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday.

Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Historical Performance of the SPY

The following graph sets forth the daily historical performance of the SPY in the period from January 1, 2008 through October 27, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal orange line in the graph represents the SPY’s hypothetical Coupon Barrier and Threshold Value of $340.46 (rounded to two decimal places), which is 75% of the SPY’s hypothetical Starting Value of $453.94, which was its closing price on October 27, 2021. The actual Starting Value, Coupon Barrier and Threshold Value will be determined on the pricing date.

This historical data on the SPY is not necessarily indicative of the future performance of the SPY or what the value of the Notes may be. Any historical upward or downward trend in the price of the SPY during any period set forth above is not an indication that the price of the SPY is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of the SPY.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

The Invesco QQQ TrustSM, Series 1

The Invesco QQQ TrustSM, Series 1 is a unit investment trust that issues securities called “trust units” or “units.” The QQQ is organized under New York law and is governed by a standard terms and conditions of trust between The Bank of New York Mellon (the “Trustee”) and NASDAQ Global Funds, the predecessor sponsor to Invesco Capital Management (the “Sponsor”) , dated and executed as of March 1, 1999, as amended (the “Terms and Conditions”). The Trustee and the Sponsor are also sponsors to a trust indenture agreement of the Trust dated as of March 4, 1999, as amended (the “Trust Agreement”). The QQQ is an investment company registered under the Investment Company Act of 1940, as amended. The QQQ commenced operations on March 4, 1999. The units of the Invesco QQQ TrustSM, Series 1 trade on the NASDAQ Stock Market under the symbol “QQQ.”

A trust unit represents an undivided ownership interest in a portfolio consisting of all of the common stocks of its underlying index, the Nasdaq-100® Index. The QQQ intends to provide investment results that, before fees and expenses, generally correspond to the price and yield performance of the Nasdaq-100® Index. The expenses of the QQQ are accrued daily and reflected in the net asset value of the QQQ. After reflecting waivers (including earnings credits as a result of uninvested cash balances of the QQQ), the QQQ currently is accruing ordinary operating expenses at an annual rate of 0.20%.

The units of the QQQ are registered under the Exchange Act. Accordingly, information filed with the SEC relating to the QQQ, including its periodic financial reports, may be found on the SEC website.

Nasdaq-100® Index

The Nasdaq-100® Index (the “NDX”) is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on NASDAQ based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.

The NDX began trading on January 31, 1985 at a base value of 125.00. The NDX is calculated and published by Nasdaq, Inc. In administering the NDX, Nasdaq, Inc. will exercise reasonable discretion as it deems appropriate.

Underlying Stock Eligibility Criteria

NDX eligibility is limited to specific security types only. The security types eligible for the NDX include foreign or domestic common stocks, ordinary shares, ADRs and tracking stocks. Security types not included in the NDX are closed-end funds, convertible debt securities, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units, and other derivative securities. The NDX does not contain securities of investment companies. For purposes of the NDX eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Eligibility Criteria

To be eligible for initial inclusion in the NDX, a security must be listed on NASDAQ and meet the following criteria:

●	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);
●	the security must be of a non-financial company;
●	the security may not be issued by an issuer currently in bankruptcy proceedings;
●	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
●	if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;
●	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NDX;
●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
●	the issuer of the security must have “seasoned” on NASDAQ, The New York Stock Exchange or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:

●	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
●	the security must be of a non-financial company;
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●	the security may not be issued by an issuer currently in bankruptcy proceedings;
●	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
●	if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);
●	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and
●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Computation of the NDX

The value of the NDX equals the aggregate value of the NDX share weights (the “NDX Shares”) of each of the NDX securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NDX. If trading in an NDX security is halted while the market is open, the last traded price for that security is used for all NDX computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The formula for determining the NDX value is as follows:

The NDX is ordinarily calculated without regard to cash dividends on NDX securities. The NDX is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing level of the NDX may change up until 17:15:00 ET due to corrections to the last sale price of the NDX securities. The official closing value of the NDX is ordinarily disseminated at 17:16:00 ET.

NDX Maintenance

Changes to NDX Constituents

Changes to the NDX constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an NDX security issuer no longer meets the criteria for continued inclusion in the NDX, or is otherwise determined to have become ineligible for continued inclusion in the NDX, it is replaced with the largest market capitalization issuer not currently in the NDX that meets the applicable eligibility criteria for initial inclusion in the NDX.

Ordinarily, a security will be removed from the NDX at its last sale price. However, if at the time of its removal the NDX security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NDX security may, in Nasdaq, Inc.’s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NDX security after the close of the market but prior to the time the official closing value of the NDX is disseminated.

Divisor Adjustments

The divisor is adjusted to ensure that changes in the NDX constituents either by corporate actions (that adjust either the price or shares of an NDX security) or NDX participation outside of trading hours do not affect the value of the NDX. All divisor changes occur after the close of the applicable index security markets.

Quarterly NDX Rebalancing

The NDX will be rebalanced on a quarterly basis if it is determined that (1) the current weight of the single NDX security with the largest market capitalization is greater than 24.0% of the NDX or (2) the collective weight of those securities whose individual current weights are in excess of 4.5% exceeds 48.0% of the NDX. In addition, a “special rebalancing” of the NDX may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NDX. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.

If the first weight distribution condition is met and the current weight of the single NDX security with the largest market capitalization is greater than 24.0%, then the weights of all securities with current weights greater than 1.0% (“large securities”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NDX security reaches 20.0%.

If the second weight distribution condition is met and the collective weight of those securities whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NDX, then the weights of all such large securities in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

The aggregate weight reduction among the large securities resulting from either or both of the rebalancing steps above will then be redistributed to those securities with weightings of less than 1.0% (“small securities”) in the following manner. In the first iteration, the weight of the largest small security will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by the same factor reduced in relation to each security’s relative ranking among the small securities such that the smaller the NDX security in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.

In the second iteration of the small security rebalancing, the weight of the second largest small security, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by this same factor reduced in relation to each security’s relative ranking among the small securities such that, once again, the smaller the security in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small securities equals the aggregate weight reduction among the large securities that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.

Finally, to complete the rebalancing process, once the final weighting percentages for each NDX security have been set, the NDX Shares will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last calendar day in February, May, August and November. Changes to the NDX Shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NDX. Ordinarily, new rebalanced NDX Shares will be determined by applying the above procedures to the current NDX Shares. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.

During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NDX from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.

Adjustments for Corporate Actions

Changes in the price and/or NDX Shares driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The NDX Shares are derived from the security’s total shares outstanding. The NDX Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-17

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Historical Performance of the QQQ

The following graph sets forth the daily historical performance of the QQQ in the period from January 1, 2008 through October 27, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal orange line in the graph represents the QQQ’s hypothetical Coupon Barrier and Threshold Value of $285.00, which is 75% of the QQQ’s hypothetical Starting Value of $380.00, which was its closing price on October 27, 2021. The actual Starting Value, Coupon Barrier and Threshold Value will be determined on the pricing date.

This historical data on the QQQ is not necessarily indicative of the future performance of the QQQ or what the value of the Notes may be. Any historical upward or downward trend in the price of the QQQ during any period set forth above is not an indication that the price of the QQQ is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of the QQQ.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-18

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We expect to deliver the Notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than two business days from the pricing date, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $985.00 per $1,000 in principal amount of Notes. In addition to the underwriting discount above, an affiliate of BofA Finance will pay a referral fee of up to $7.50 per $1,000 in principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus’ for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The selling agent may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC have authorized, nor do they authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-20

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-8 above and “Supplemental Use of Proceeds” on page PS-19 of the accompanying product supplement.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. However, Sidley Austin LLP has advised us that it is unable to conclude that it is more likely than not that this treatment will be upheld. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of either Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of either Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlyings and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of either Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Since the Underlyings are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).

If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange, or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.

As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.

The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

It is also possible that the IRS could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale, exchange, or redemption

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

of the Notes is not a sale, exchange, or redemption of a collectible but is rather a sale, exchange, or redemption of a derivative contract that reflects the value, in part, of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-25

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Invesco QQQ TrustSM, Series 1

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

•	Product Supplement EQUITY-1 dated January 3, 2020: https://www.sec.gov/Archives/edgar/data/70858/000119312520001483/d836196d424b5.htm
•	Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019: https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this pricing supplement, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities.  Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-26